UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.)

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☐	Soliciting Material under §240.14a-12
TILRAY, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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This Schedule 14A filing consists of the following communication (the “Communication”) from Tilray, Inc., a Delaware corporation (“Tilray”) to its stockholders, relating to Tilray’s Special Meeting of Stockholders to be held on July 29, 2021. This Schedule 14A should be read in conjunction with the proxy statement filed with the U.S. Securities and Exchange Commission on or about June 25, 2021.

The Communication was first made to Tilray’s stockholders on July 21, 2021.

YOUR VOTE IMPACTS THE FUTURE VALUE OF YOUR INVESTMENT

VOTE "FOR" PROPOSAL 1

To Help Tilray Grow and Create Superior Value for Tilray Shareholders

Letter to Tilray Shareholders

From Chairman & CEO, Irwin D. Simon

TILRAY

Dear Fellow Tilray Shareholder,
With the date of our Special Meeting of Stockholders approaching, I want to thank you for your vote and your investment in Tilray.

I also want to remind you why PROPOSAL 1 — which would provide us with the authorization to issue additional shares — is in your best interest and so vitally important to ensuring Tilray has the dry powder to explore all opportunities. If you have not voted FOR Proposal 1, you can still change your vote using the enclosed voting instruction form.

FIRST, recall that our combination with Aphria left us with limited shares remaining with which to pursue acquisitions that can create value for Tilray and support the appreciation of our stock price. Proposal 1 is therefore essential to ensuring we have the flexibility to pursue attractive acquisitions – a great company or product, for example – in our dynamic and growing industry.

SECOND, the timing is right. Our industry is rapidly consolidating and, with your support for Proposal 1, we will be in a prime position to grow our presence and our market share globally. Consider, as well, that Senator Schumer’s recent proposed bill to decriminalize cannabis only further underscores the opportunity ahead of us.

THIRD, please remember that Proposal 1 WILL NOT by itself dilute our shareholders or increase our number of outstanding shares. What it will do is enable us to move quickly to take advantage of opportunities we believe are aligned with our strategy and that can create real, long-term value.

If you have not voted in favor of Proposal 1, we urge you to take action to protect and optimize your Tilray investment and act now to vote in favor. If you have already voted for Proposal 1, we are grateful for your support, and will continue to work hard on your behalf to build long-term value.

Sincerely,

Irwin D. Simon, Chairman and Chief Executive Officer